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                                                              EXHIBIT 23.2



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use of our report dated December 7, 1994, relating to the financial statements of Recognition International, Inc. and its subsidiaries, which report appears on page 44 of the BancTec, Inc. Annual Report on Form 10-K for the year ended December 31, 1996, which Form 10-K we understand has in turn been incorporated by reference into BancTec's previously filed Registration Statement Form S-3 (No. 33-28942); Registration Statement Form S-8 (No. 33-28939); Registration Statement Form S-8 (No. 33-29163); Registration Statement Form S-8 (No. 33-32824); Registration Statement Form S-3 (No. 33-35988); Registration Statement Form S-8 (No. 33-37377); Registration Statement Form S-3 (33-49918); Registration Statement Form S-8 (33-71114); and Registration Statement Form S-8 (33-58335).



PRICE WATERHOUSE LLP

Dallas, Texas
April 21, 1997